Exhibit 99.1

Press Release                                   Source: TETRA Technologies, Inc.

TETRA Technologies, Inc. to Acquire Compressco, Inc.
Wednesday June 23, 12:15 pm ET

THE WOODLANDS, Texas--(BUSINESS WIRE)--June 23, 2004--TETRA Technologies, Inc. ("TETRA") (NYSE:TTI - News) and Compressco, Inc. (Oklahoma City, Oklahoma) ("Compressco") (pink sheets:CPCX - News) jointly announced that they have entered into a definitive agreement in which TETRA will acquire Compressco. The acquisition is structured as a merger of a TETRA wholly-owned subsidiary into Compressco, with Compressco surviving as a subsidiary of TETRA. The cost of the acquisition will approximate $93.5 million in cash, plus the assumption of about $15.5 million of associated debt.

The transaction was approved by the boards of directors of both companies. The merger is subject to customary regulatory and closing conditions, including the favorable vote of the Compressco shareholders at a special shareholders meeting and the expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act. The earliest the merger could be closed will be mid July.

Compressco is a unique leading provider of natural gas and oil well production enhancement strategies and equipment. These enhancement strategies principally involve reducing bottom hole pressures, removing well bore liquids and overcoming high delivery pressures in older mature producing fields. Compressco's equipment and service provides well operators with the opportunity to increase daily production and also increase proven reserves. As part of its service, Compressco designs and fabricates low-pressure natural gas compressors.

Geoffrey M. Hertel, Chief Executive Officer of TETRA, stated, "The acquisition of Compressco fits extremely well with our acquisition profile and our publicly stated growth policy. Compressco is a niche oilfield service provider, has high value added, has a leading market position, has an excellent and proven management team which will remain with Compressco, sells to a demonstrated growth market, has competitive advantages, has respectable margins, was previously capital constrained, has an excellent safety record and is primarily natural gas oriented. Compressco's current primary markets are onshore in the U.S. and Canada. Compressco's recurring revenue stream from leasing should help balance TETRA's fluctuating revenues from event driven (i.e. well completion or well plugging) businesses. Compressco's business is synergistic with TETRA.

"The 'production enhancement' business is an excellent addition to TETRA, which currently has an early well-life fluids business and a late well-life abandonment and decommissioning business. We believe that this acquisition will extend our product and service offerings through the entire well-life. Our testing business is predominately a production enhancement service. Therefore, it is likely that we will combine our existing Testing & Services Division with Compressco to create a Production Enhancement Division. Over time, we hope to build on this base, adding other services or products.

"Compressco's customers should benefit from this combination, through a wider range of production enhancement options, greater geographic coverage, an enhanced well-developed infrastructure, greater marketing coverage and a company with a strong balance sheet and significant financial flexibility.

"We at TETRA are extremely excited about the prospective acquisition of this growth business, which has a quality and dedicated employee base as well as a superior product offering. We believe the synergies with TETRA will enhance Compressco's business opportunities. The acquisition should be immediately accretive to TETRA upon closing. Further details regarding this acquisition will be made available following the closing of the transaction, which is anticipated in mid July," concluded Hertel.

TETRA is an oil and gas services company, including an integrated calcium chloride and brominated products manufacturing operation that supplies feedstocks to energy markets, as well as other markets.

This press release includes certain statements that are deemed to be forward-looking statements. These statements are based on certain assumptions and analyses made by the companies in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the companies. Investors are cautioned that any such statements are not guarantees of future performances and that actual results or developments may differ

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materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled "Certain Business Risks" contained in TETRA's Annual Report on Form 10-K for the year ended December 31, 2003, and in the section captioned "Risk Factors" contained in Compressco's Annual Report on Form 10-KSB/A for the year ended December 31, 2003.

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Contact:
     TETRA Technologies, Inc., The Woodlands
     Geoffrey M. Hertel, 281-367-1983
     Fax: 281-364-4398
     www.tetratec.com